APPENDIX C

UNIFIRST CORPORATION
Corporate Governance Guidelines

        The Board of Directors (the “Board”) has adopted the Corporate Governance Guidelines set forth below for the management of UniFirst Corporation (the “Company”). The Board, in connection with the Company’s Nominating and Corporate Governance Committee, will review and amend these guidelines from time to time as it deems necessary and appropriate. These Corporate Governance Guidelines are in addition to, and should be interpreted in accordance with, any requirements imposed by applicable federal or state law, the New York Stock Exchange (or such other exchange upon which the Company’s publicly traded capital stock is listed), and the Company’s Restated Articles of Organization and By-laws.

I. Director Qualification Standards

•	The Board of Directors has delegated to the Company’s Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to the Board of Directors and assessing their qualifications in light of the policies and principles in these Corporate Governance Guidelines, Nominating and Corporate Governance Committee’s charter and the Company’s Policy Regarding New Director Nominations. The Nominating and Corporate Governance Committee will recommend prospective director candidates for the Board’s consideration and review the prospective candidates’ qualifications with the Board. The Board of Directors shall retain the ultimate authority to nominate a candidate for election as a Director.

•	In identifying prospective director candidates, the Nominating and Corporate Governance Committee shall seek candidates possessing the attributes described in the Company’s Policy Regarding New Director Nominations and may consider all facts and circumstances that it deems appropriate or advisable, including, without limitation, the skills and qualifications of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her age, his or her past or anticipated contributions to the Board and its committees, his or her independence, the needs of the Board and the diversity of present and anticipated Board membership.

•	At least a majority of the members of the Board of Directors shall meet the independence requirements set forth in Subsections 1 and 2 of Section 303A of the New York Stock Exchange Listed Company Manual within the time period required thereby.

•	At least annually, the Board will evaluate all relationships between the Company and each independent Director in light of all relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such Director’s ability to satisfy his or her responsibilities as an independent Director.

•	Carrying out the duties and fulfilling the responsibilities of a Director require a significant commitment of an individual’s time and attention and each Director is expected to ensure that his or her other commitments do not materially interfere with the Director’s responsibilities to the Company. The Board does not believe, however, that explicit limits on the number of other boards of directors on which the Directors may serve, or on other activities the Directors may pursue, are appropriate; however, the Board recognizes that excessive time commitments can interfere with an individual’s ability to perform his or her duties effectively. In connection with its annual self-evaluation contemplated by Section VIII hereof, the Board will assess whether the performance of any director has been adversely impacted by excessive time commitments, including service on other boards. Directors must notify the Chairman of the Board prior to accepting a seat on the board of directors of another business corporation so that the potential for conflicts or other factors compromising the Director’s ability to perform his duties may be fully assessed.

•	The Board does not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits resulting from a sustained focus on the Company’s business, strategy and industry over a significant period of time.

•	The Board does not believe that a mandatory retirement age limit for Directors is appropriate and an individual’s performance will be assessed in light of all relevant factors annually as part of the self-evaluation contemplated in Section VIII hereof.

•	The Nominating and Corporate Governance Committee shall be responsible for developing and implementing succession plans for the Board as appropriate in light of all relevant facts and circumstances.

II. Director Responsibilities

•	The business and affairs of the Company is managed under the direction of the Board of Directors, acting on behalf of the stockholders. The Board has delegated to the officers of the Company the authority and responsibility for managing the Company’s everyday affairs, but retains the responsibility for monitoring and overseeing management in this activity.

•	In discharging their responsibilities, the directors shall exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

•	No director represents, or should represent, the interest of any particular constituency, other than the stockholders as a whole.

•	Although the Directors generally serve as the ultimate decision-making authority over the Company’s business and affairs, the Directors have an oversight role and are not expected to perform or duplicate the tasks of the CEO or senior management.

•	Each director owes his or her primary duty of loyalty to the Company. Each director should inform the Board of any actual potential conflict of interest and, if necessary or appropriate, recuse himself or herself from any discussions or decisions involving such matters.

•	Each member of the Board is expected to make all reasonable attempts to attend regularly scheduled meetings of the Board and any committee on which he or she serves and to participate in telephone conference meetings or other special meetings of the Board and any committee on which he or she serves.

•	Directors are expected to spend the time needed and meet as frequently as necessary to discharge their responsibilities. The Chairman of the Board or the committee chairman, as the case may be, will generally prepare an agenda for each Board or committee meeting for distribution in advance of the meeting to the entire Board or committee, as applicable. Senior management is responsible for distributing to the directors prior to a meeting relevant information and data that are important to the Board’s understanding of the business to be conducted at the meeting and directors should review these materials in advance of the meeting. Material to be presented at any Board or committee meeting will be distributed to the entire Board or committee in writing at sufficient time in advance of the meeting to allow for meaningful review, although the Board recognizes that this timing may not be possible in exceptional circumstances where the Board or committee needs to meet on short notice or in order to preserve the confidential or sensitive nature of certain information.

•	In addition to the Board’s general oversight responsibilities, the Board (acting by itself or through one or more committees) has several specific responsibilities, including:

•	Planning for management succession (including CEO succession planning);

•	Understanding, reviewing and monitoring implementation of the Company's strategic plans and major corporate actions;

•	Understanding and reviewing annual operating plans and budgets;

•	Focusing on the integrity and clarity of the Company's financial statements and financial reporting;

•	Engaging outside auditors and considering independence issues;

•	Advising management on significant issues facing the Company;

•	Reviewing and approving significant corporate actions;

•	Nominating directors and committee members and overseeing effective corporate governance.

•	Selecting, evaluating and compensating the CEO;

•	Providing counsel and oversight on the selection, evaluation, development and compensation of senior management;

•	Reviewing the systems the Company has in place to prevent and detect wrongdoing by monitoring the internal accounting function and compliance program; and

•	Assessing major risks facing the Company, and reviewing options for their mitigation.

III. Board Structure

•	The Board presently has eight members. The Board normally expects to have between seven and nine Directors; however, the Board reserves the right to increase or decrease the size of the Board depending on an assessment of the Board’s needs and other relevant circumstances at any given time, including, without limitation, the Board’s ability to remain compliant with the independence requirements set forth in subsections 1 and 2 of Section 303A of the New York Stock Exchange Listed Company Manual.

•	The Chairman of the Board shall be the Company’s Chief Executive Officer (“CEO”), unless otherwise determined by the Board.

•	The Board will at all times have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board may from time to time establish additional committees as necessary or appropriate. Committee members will be appointed by the Board. Each of these standing committees will have a written charter that sets forth the responsibilities of such committee and the qualifications for committee membership.

•	The non-management directors will meet at regularly scheduled executive sessions without management. The director who presides at these meetings will be chosen by the non-management directors, and his or her name will be disclosed in the annual proxy statement.

IV. Director Access to Management and Independent Advisors

•	In carrying out its responsibilities, the Board of Directors, and each committee thereof, shall be entitled to rely on the advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Board, or committee, may consult. The Board of Directors, and each committee thereof, shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company, attend a meeting of the Board, or such committee, or meet with any members of or advisors to the Board or such committee. The Board shall also have the authority to engage legal, accounting or other advisors to provide it with advice and information in connection with carrying out its responsibilities.

V. Director Compensation

•	The form and amount of director compensation will be reviewed periodically, but at least annually, by the Compensation Committee. In discharging this duty, the Compensation Committee shall be guided by three goals: compensation should fairly pay Directors for work required in a company of the Company’s size and scope; compensation should align Directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The Compensation Committee will take into account the possibility that questions as to Directors’ independence may be raised if Directors are compensated above customary levels, if the Company makes substantial charitable contributions to organizations in which a Director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation) to a Director. Executive officers of the Company will not receive any additional compensation for their services as Directors.

VI. Director Orientation and Continuing Education

•	The Company will conduct an orientation for all new Directors promptly following the date at which the Director is elected to the Board. The orientation will generally consist of presentations by senior management designed to familiarize the new Director with the Company’s business and strategic plans, key policies and practices, principal officers and management structure, auditing and compliance processes and Statement of Corporate Policy and Code of Business Conduct and Ethics.

•	The chief financial officer will be responsible for periodically providing materials or briefing sessions for continuing directors on topics that will assist them in discharging their duties. In addition, Company management will be responsible for periodically providing continuing educational materials that address areas for improvement identified as part of the Board’s annual performance evaluation.

VII. Management Succession

•	The Nominating and Corporate Governance Committee shall be responsible for developing a succession plan for the CEO, and recommending such plan to the Board for action. The CEO will review the succession plan and provide recommendations and evaluations. The succession plan will include a plan for CEO successions in the event of an emergency or his or her retirement and a plan for CEO succession in the ordinary course of business. The plan will also address management successions for other key officers of the Company.

VIII. Annual Performance Evaluation of the Board and Committees

•	The Board and each committee of the Board will conduct a self-evaluation at least annually for the purpose of determining whether it and its committees are functioning effectively. The results of these evaluations will be reported to the entire Board. The purpose of these annual self evaluations will be to improve the effectiveness of the Board as a unit. The evaluations should include a review of those areas in which the Board and/or management believes the Board can make a better contribution to the Company.

IX. Miscellaneous

•	The Board believes that management shall be primarily responsible for communications with the press, media and other outside parties made on behalf of the Company. Individual Board members may, from time to time, meet or otherwise communicate with outside constituents on behalf of the Company, but only at the request of management, and should otherwise refer all inquiries to management.

•	Although these Corporate Governance Guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal requirements as they currently exist will be deemed to be modified as and to the extent such legal requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

ADOPTED: October 27, 2005